Exhibit 21.1

List of Subsidiaries

EDG Holdco LLC, a Delaware limited liability company
Bourland & Leverich Supply Co. LLC, a Delaware limited liability company
EM Holdings LLC, a Delaware limited liability company
Edgen Murray Corporation, a Nevada corporation
Edgen Murray Canada Inc., an Alberta corporation
EMGH Limited, a UK limited company
Pipe Acquisition Limited, a UK limited company
Edgen Murray Europe Limited, an English limited company
Edgen Murray Pte. Ltd., a Singapore limited company
Edgen Murray (India) Pvt, Ltd, an India private limited company
Edgen Murray FZE, a United Arab Emirates limited company
EMBZ I, L.L.C., a South Dakota limited liability company
EMBZ II, L.L.C, a South Dakota limited liability company
Edgen Murray do Brasil Limitada, a Brazilian Sociedade por Quotas de Responsabilidade Limitada
Edgen Murray Bahrain W.L.L., a Bahrain private company with limited liability
Edgen Murray France S.A.S., a French Société par Actions Simplifiée
Edgen Murray Norge AS, a Norwegian limited liability company
HSP Group Limited, a UK limited company
HS Pipequipment (Holdings) Limited, a UK limited company
HS Pipequipment Qatar LLC, a Qatari limited liability company
HS Pipequipment Limited, a UK limited company
HS Pipequipment (Aberdeen) Limited, a UK limited company
HS Pipequipment (Northern) Limited, a UK limited company
HSP Valves Limited, a UK limited company